Exhibit 10.1

POINT BLANK SOLUTIONS, INC.

DEFERRED STOCK AWARD AGREEMENT

THIS DEFERRED STOCK AWARD AGREEMENT (“Award Agreement”) is made and entered into as of [            ] (the “Date of Grant”), by and between Point Blank Solutions, Inc. (the “Company”), and [            ] (the “Officer”).

SECTION I

BACKGROUND

A. The Board of Directors of the Company (the “Board”) has adopted policies (the “Policy”) for compensating Executive Officers of the Company.

B. The Board has previously approved the Company’s 2007 Omnibus Equity Incentive Plan (“Plan”) pursuant to which Deferred Stock Awards (as defined in the Plan) may be granted to certain eligible persons, which include the Executive Officers.

C. The Officer is an employee of the Company.

D. The Company desires to grant to the Officer deferred stock award units in accordance with the Plan.

E. Pursuant to the Plan, the Company and the Officer agree to the terms and conditions set forth below.

SECTION II

AGREEMENT

1. Grant of Units. The Company grants to the Officer, [    ], [    ] units (the “Units”), with each Unit representing the right to receive one (1) share of the Company’s common stock, $0.001 par value per share (“Share”), subject to the terms, conditions, and adjustments set forth in this Award Agreement.

2. Vesting Date. One hundred percent (100%) of the Units awarded will vest on the third anniversary of such Date of Grant (the “Vesting Date”), provided the Officer maintains employment with the Company.

3. Payment.

(a) Award Payable In Shares. Subject to early termination of this Award Agreement pursuant to Section 4 or 5 below, on the first business day following the Vesting Date the

Company will transfer to the Officer one Share for each Unit in which the Officer is vested. Notwithstanding the foregoing, if the Officer separates from service as an employee of the Company other than in connection with events described in Section 4 or 5 below, the Officer shall have no further rights or interest in the Units.

(b) Dividend Equivalents. The amount payable hereunder shall not include any payment on account of dividend equivalent payments or dividend credit rights.

(c) Voting Rights. The Officer shall have no voting rights with respect to the Shares represented by the Units awarded hereunder prior to delivery thereof pursuant to Section 3(a).

4. Death or Becoming Disabled. Notwithstanding anything to the contrary contained herein, if, prior to the Vesting Date, the Officer dies or becomes Disabled (defined below), the Officer shall become 100% vested in this award and the Company shall transfer to the Officer (or to the Officer’s beneficiary, if the Officer has died) the number of Shares representing the number of Units in which the Officer is then vested hereunder. Such transfers shall be made as soon as practicable following such death or becoming Disabled (but not more than 45 days following such death or becoming Disabled.) For this purpose, “Disabled” shall mean being unable to serve as an employee of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of at least twelve (12) months. Any determination of whether the Officer is Disabled shall be made by a majority of the Board of the Company.

5. Change in Control. Notwithstanding anything to the contrary contained herein or in the Plan (including, without limitation, Section 8(a)(iv) of the Plan), in the event (a) a Change in Control (as defined in the Plan) occurs prior to the Vesting Date and prior to the Officer’s death or becoming Disabled, and (b) within twenty-four (24) months of such Change in Control, the Officer either terminates his employment for “Good Reason” or is terminated by the Company without “Cause” (as such terms are defined the Officer’s employment agreement), then the Officer shall become 100% vested in this award and the Company shall transfer to the Officer the number of Shares representing the number of Units the Officer holds hereunder. Such transfers shall be made on the first business day following such termination.

6. Securities Law Requirements. The Company shall not be required to issue its Shares pursuant to this Award Agreement unless and until (a) such Shares have been duly listed upon each stock exchange on which the Company’s common stock is then registered, (b) a registration statement under the Securities Act of 1933 with respect to such Shares is then effective, and (c) such issuance is not prohibited under the rules of the Securities Act of 1933.

7. Non-Transferability. Neither this award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance, except as herein authorized, will be void and of no effect.

8. Tax Withholding and Reporting. The Company shall have the right to withhold from amounts otherwise payable to Officer the minimum withholding taxes as may be required by law, or to otherwise require Officer to pay such withholding taxes. The Company shall file all required tax information returns in respect of payments hereunder.

9. Choice of Law. This Award Agreement will be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.

An authorized representative of the Company has signed this Award Agreement, and the Officer has signed this Award Agreement to evidence the Officer’s acceptance of the award on the terms specified in this Award Agreement, all as of the Date of Grant.

POINT BLANK SOLUTIONS, INC.

By:
Name:	Larry Ellis
Title:	CEO and President

OFFICER

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